                                                                  EXHIBIT 10.21


                          EXECUTIVE SEVERANCE AGREEMENT
                        EQUITY CORPORATION INTERNATIONAL
                            EFFECTIVE AUGUST 14, 1997

                                TABLE OF CONTENTS

    Article       Section                                                                               Page
     1                         Definitions                                                                1
                               -----------


     2                         Severance Benefits

                   2.1         Right to Severance Benefits                                                6
                   2.2         Description of Severance Benefits                                          7
                   2.3         Termination for Total and Permanent Disability                             7
                   2.4         Termination for Retirement or Death                                        7
                   2.5         Termination for Cause or by the Executive Other                            8
                               Than for Good Reason
                   2.6         Notice of Termination                                                      8

     3                         Form and Timing of Severance Benefits

                   3.1         Form and Timing of Severance Benefits                                      8
                   3.2         Withholding of Taxes                                                       8

     4                         Tax Indemnity

                   4.1         Limitation on Termination Payment                                          8
                   4.2         Subsequent Imposition of Excise Tax                                       10

     5                         The Company's Payment Obligation

                   5.1         Payment Obligations Absolute                                              10
                   5.2         Contractual Rights to Benefits                                            10

     6                         Term of Agreement

                   6.1         Term                                                                      11

     7                         Arbitration and Legal Fees

                   7.1         Arbitration                                                               11
                   7.2         Payment of Expenses and Legal Fees                                        11

     8                         Successors

                   8.1         Company's Successors                                                      11
                   8.2         Executive's Successors                                                    12






   Article        Section                                                                               Page
     9                         Miscellaneous

                   9.1         Employment Status                                                         12
                   9.2         Beneficiaries                                                             12
                   9.3         Entire Agreement                                                          12
                   9.4         Gender and Number                                                         12
                   9.5         Severability                                                              12
                   9.6         Modification                                                              13
                   9.7         Applicable Law                                                            13


                          EXECUTIVE SEVERANCE AGREEMENT

THIS AGREEMENT is made and entered into as of 14th day of August, 1997, by and between Equity Corporation International, a Delaware corporation (hereinafter referred to as the "Company") and _________________________ (hereinafter referred to as the "Executive").


                              W I T N E S S E T H:

         WHEREAS, the Board of Directors of the Company has approved the Company entering into severance agreements with certain key executives of the Company;

         WHEREAS, the Executive is a key executive of the Company;

         WHEREAS, should the possibility of a Change-in-Control of the Company arise, the Board believes it imperative that the Company and the Board should be able to rely on the Executive to continue in the Executive's position and receive and rely on the Executive's advice, if it requests it, as to the best interests of the Company and its shareholders without concern that the Executive might be distracted by the personal uncertainties and risks created by the possibility of a Change-in-Control; and

         WHEREAS, the Executive and the Company desire that the terms of this Agreement shall be in addition to the provisions set forth in the Executive's post-employment consulting agreement regarding the Executive's entitlement to payments for the promise to render consulting services for a period of time following termination of employment with the Company;

         NOW THEREFORE, to assure the Company that it will have the continued dedication of the Executive and the availability of the Executive's advice and counsel notwithstanding the possibility, threat, or occurrence of a Change-in-Control of the Company, to induce the Executive to remain in the employ of the Company, and for other good and valuable consideration, the Company and the Executive agree as follows:


                             Article 1. Definitions

Whenever used in this Agreement, the following capitalized terms shall have the meanings set forth below:

         (a)      "Agreement" means this Executive Severance Agreement.

         (b) "Base Salary" means the salary of record paid to the Executive as annual salary, excluding amounts received under incentive or other bonus plans, whether or not deferred.

         (c) "Beneficial Owner" shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

         (d) "Beneficiary" means the persons or entities designated or deemed designated by the Executive pursuant to Section 9.2.

         (e)      "Board" means the Board of Directors of the Company.

         (f) "Cause" shall be determined by the Committee, in good faith, and shall mean the occurrence of any one or more of the following:

                  (i) The Executive's willful and continued failure to substantially perform the Executive's duties
                            (other than any such failure resulting from the Executive's Disability) after a written demand for substantial performance has been delivered by the Committee to the Executive that specifically identifies the manner in which the Committee believes that the Executive has not substantially performed the Executive's duties, and the Executive fails to remedy such failure within thirty (30) calendar days after receiving such notice; or

                  (ii) The Executive's conviction (including a trial, plea of guilty or plea of nolo contendere) for committing an act of fraud, embezzlement, theft, or other act constituting a felony; or

                  (iii) The Executive's willful and continued engagement in gross misconduct or willful and continued violation of a Company policy which is materially and demonstrably injurious to the Company after a written demand to cease such misconduct or violation has been delivered by the Committee to the Executive that specifically identifies the manner in which the Committee believes that the Executive has violated this Paragraph (iii), and the Executive fails to cease such misconduct or violation and remedy any injury suffered by the Company as a result thereof within thirty (30) calendar days after receiving such notice. However, no act or failure to act, on the Executive's part shall be considered "willful" unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive's action or omission was in the best interest of the Company.

         (g) "Change-in-Control" of the Company shall be deemed to have occurred as of the first day that any one or more of the following events occurs on or following the effective date of this Agreement:

                  (i) Any Person (other than those Persons in control of the Company on the Effective Date of this Agreement, a trustee or other fiduciary holding securities under an employee benefit plan of the Company, or a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company) becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing twenty percent (20%) or more of the combined voting power of the Company's then outstanding securities; or

                  (ii) During any period of two (2) consecutive years (not including any period prior to the Effective Date of this Agreement), individuals who were members of the Board at the beginning of such period (and any new Director whose election by the Company's stock holders was approved by a vote of at least two-thirds (2/3) of the Directors then still in office who either were Directors at the beginning of the period or whose election or nomination for election was so approved) cease for any reason to constitute a majority thereof; or

                  (iii) The stockholders of the Company approve: (A) a plan of complete liquidation of the Company; (B) an agreement for the sale or disposition of all or substantially all the Company's assets; or (C) a merger, consolidation, or reorganization of the Company with or involving any other corporation, other than a merger, consolidation, or reorganization that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the combined voting power of the securities of the Company (or such surviving entity) outstanding immediately after such merger, consolidation, or reorganization.

                  However, in no event shall a Change-in-Control be deemed to have occurred, with respect to the Executive, if the Executive is part of a purchasing group which consummates the Change-in-Control transaction. The Executive shall be deemed "part of a purchasing group" for purposes of the preceding sentence if the Executive is an equity participant in the purchasing company or group (except for: (i) passive ownership of less than three percent (3%) of the stock of the purchasing company; or (ii) ownership of equity participation in the purchasing company or group which is otherwise not significant, as determined prior to the Change-in-Control by the Committee.

         (h)      "Code means the Internal Revenue Code of 1986, as amended.

         (i) "Committee" means the Compensation Committee of the Board or any other committee appointed by the Board to perform the functions of the Compensation Committee.

         (j) "Company" means Equity Corporation International, a Delaware corporation (including any and all subsidiaries), or any successor thereto as provided in Article 8.

         (k)      "Disability" means:

                  (i) The mental or physical disability, either occupational or non-occupational in cause, which satisfies the definition of "total and permanent disability" in the disability policy or plan provided by the Company covering the Executive; or

                  (ii) If no such policy or plan is then covering the Executive, a physical or mental infirmity which, as determined by the Committee, in good faith, upon receipt of and in reliance on sufficient competent medical advice from one or more individuals, selected by the Committee, who are qualified to give professional medical advice, impairs the Executive's ability to substantially perform the Executive's duties for a period of at least one hundred eighty
                           (180) consecutive days.

         (l) "Effective Date" means the date this Agreement is approved by the Committee, or such other date as the Board shall designate in its resolution approving this Agreement.

         (m) "Effective Date of Termination" means the date on which a Qualifying Termination occurs which causes the payment of Severance Benefits.

         (n) "Exchange Act" means the Securities Exchange Act of 1 934, as amended.

         (o)      "Executive" means ________________________.

         (p) "Good Reason" means any event or condition described in Subsections (i) through (ix) below which occurs simultaneous with or after a Change-in-Control:

                  (i) A change in the Executive's status, title, position or responsibilities (including reporting responsibilities) which, in the Executive's reasonable judgment, represents an adverse change from the Executive's status, title, position or responsibilities as in effect immediately prior thereto; the assignment to the Executive of any duties or responsibilities which, in the Executive's reasonable judgment, are inconsistent with the Executive's status, title, position or responsibilities; or any removal of the Executive from or failure to reappoint or reelect the Executive to any office or position held by the Executive prior to such Change-in-Control, except in connection with the termination of the Executive's employment for Disability, Cause, as a result of the Executive's death or retirement or by the Executive other than for Good Reason;

                  (ii) A reduction in the Executive's Base Salary or any failure to pay the Executive any compensation or benefits to which the Executive is entitled within five (5) days of the date due;

                  (iii) A failure to increase the Executive's Base Salary at least annually at a percentage of Base Salary no less than the average percentage increase (other than increases resulting from the Executive's promotion) granted to the Executive during the three
                            (3) full years ended prior to a Change-in-Control (or such lesser number of full years during which the Executive was employed), unless such failure occurs in connection with the Company's failure to increase the employee's base salaries for the fiscal year for which such failure occurs of the peer executives of the Company and its affiliates, including the peer executives of any company acquiring control of the Company in such Change-in-Control and its affiliates.

                  (iv) The Company's requiring the Executive to be based at any place outside a 30-mile radius from the Executive's current place of employment;

                  (v) The failure by the Company to (A) continue in effect (without reduction in benefit level and/or reward opportunities) any material compensation or employee benefit plans in which the Executive was participating immediately prior to the Effective Date, unless a substitute or replacement plan has been implemented which provides substantially identical compensation and benefits to the Executive or (B) provide the Executive with compensation and benefits, in the aggregate, at least equal (in terms) of benefit levels and/or reward opportunities to those provided for under each other compensation or employee benefit plan, program and practice as in effect at any time within ninety (90) days preceding the Effective Date or at any time thereafter;

                  (vi) The insolvency or the filing (by any party, including the Company) of a petition for the bankruptcy of the Company;

                  (vii) Any material breach by the Company of any provision of this Agreement or any provision of any employment agreement between the Executive and the Company;

                  (viii) Any purported termination of the Executive's employment for Cause by the Company which is not for Cause; or

                  (ix) The failure of the Company to obtain an agreement, satisfactory to the Executive, from any successor or assign of the Company to assume and agree to perform this Agreement.

                  Additionally, any event described in Subsections (i) through
                  (ix) above which occurs prior to a Change-in-Control, but which the Executive reasonably demonstrates (A) was at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a Change-in-Control, or (B) otherwise arose in connection with, or in anticipation of a Change-in-Control, shall constitute Good Reason for purposes of this Agreement notwithstanding that it occurred prior to the Change-in-Control.

         (q)      "Person" shall have the meaning ascribed to such term in
                  Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a "group" as defined in Section 13(d).

         (r) "Qualifying Termination" means the termination of the Executive's employment with the Company for either of the following reasons:

                  (i)      The Executive resigns for Good Reason; or

                  (ii) The Company terminates the Executive for any reason other than for Cause.

         (s)      "Retirement" means:

                  (i) The Executive's voluntary termination of employment with the Company at or following "normal retirement age" (as defined in the Company's retirement plan covering the Executive) or,

                  (ii) If there is no such plan, the Executive's voluntary termination of employment with the Company at or following age 65.

         (t)      "Severance Benefits" means the compensation described in
                  Section 2.2.

                          Article 2. Severance Benefits

2.1.     Right to Severance Benefits.

         (a) The Executive shall be entitled to receive from the Company the Severance Benefits described in Section 2.2 if there has been a Change-in-Control of the Company and if, within eighteen (18) calendar months thereafter, the Executive's employment with the Company shall end by reason of a Qualifying Termination.

         (b) The Executive shall not be entitled to receive such Severance Benefits if the Executive is terminated for Cause, if the Executive resigns other than for Good Reason, or if the Executive's employment with the Company ends due to the Executive's death, Retirement or Disability (refer to Sections
                  2.3 to 2.5 for a summary of severance compensation payable to the Executive in connection with a termination of employment for any such reason).

2.2 Description of Severance Benefits. If the Executive becomes entitled to receive Severance Benefits, as provided in Sections 2.1, and subject to the limits set forth in Article 4, the Company shall pay to the Executive and provide the Executive with the following:

         (a) An amount equal to three (3) times the highest rate of the Executive's annual Base Salary in effect at any time up to and including the Effective Date of Termination;

         (b) An amount equal to the greater of: (i) the Executive's average annual bonus earned over the last three (3) years; or (ii) the Executive's target bonus established for the bonus plan year in which the Executive's Effective Date of Termination occurs;

         (c) An amount equal to the Executive's unpaid Base Salary and accrued, unused vacation through the Effective Date of Termination; and

         (d) A continuation of any Company-provided or sponsored healthcare-related benefits under which the Executive and/or the Executive's family is covered as of the effective date of the Change-in-Control. These benefits shall be provided by the Company to the Executive immediately upon the Effective Date of Termination and shall continue to be provided for eighteen
                  (18) months from the Effective Date of Termination; such benefits shall be provided to the Executive at the same premium cost and at the same coverage level as in effect as of the Executive's Effective Date of Termination; and any such benefit shall be discontinued prior to the end of the eighteen
                  (18) month period if the Executive receives a substantially similar benefit from a subsequent employer, as determined by the Compensation Committee in good faith.

2.3. Termination for Total and Permanent Disability. Following a Change-in-Control of the Company, if the Executive's employment is terminated due to Disability, the Executive shall receive the Executive's Base Salary through the Effective Date of Termination, at which point in time the Executive's compensation and benefits, if any, shall be determined in accordance with the Company's retirement, insurance, and other applicable plans and programs then in effect, and the Company shall have no further obligations to the Executive under this Agreement.

2.4. Termination for Retirement or Death. Following a Change-in-Control of the Company, if the Executive's employment is terminated by reason of the Executive's Retirement or death, the Company shall pay the Executive or the Executive's beneficiary(ies) his full Base Salary and accrued, unused vacation through the Effective Date of Termination, at the rate then in effect, plus all other amounts to which the Executive or the Executive's beneficiary(ies) are entitled to under any retirement, survivor's benefits, insurance, and other applicable programs of the Company then in effect, and the Company shall have no further obligations to the Executive and the Executive's beneficiary(ies) under this Agreement.

2.5. Termination for Cause or by the Executive Other Than for Good Reason. Following a Change-in-Control of the Company, if the Executive's employment is terminated either: (i) by the Company for Cause; or (ii) by the Executive for any reason other than Good Reason, the Company shall pay the Executive his full Base Salary and accrued, unused vacation through the Effective Date of Termination, at the rate then in effect, plus all other amounts to which the Executive is entitled under any compensation and benefit plans of the Company, at the time such payments are due, and the Company shall have no further obligations to the Executive under this Agreement.

2.6. Notice of Termination. Any termination by the Executive for any reason or by the Company for Cause shall be communicated by Notice of Termination to the other party. For purposes of this Agreement, a "Notice of Termination" shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated.

                Article 3. Form and Timing of Severance Benefits

3.1. Form and Timing of Severance Benefits. The Severance Benefits described in Sections 2.2(a), (b), and (c) shall be paid in cash to the Executive in a single lump sum as soon as practicable following the Effective Date of Termination, but in no event beyond thirty (30) days from such date.

3.2. Withholding of Taxes. The Company shall withhold from any amounts payable under this Agreement all Federal, state, city, or other taxes as legally shall be required.

                            Article 4. Tax Indemnity

4.1.     Limitation on Termination Payment.

         (a) Determination of Termination Payment Limit. Notwithstanding any other provision of this Agreement, if Severance Benefits payable to the Executive under this Agreement or other benefits payable under any other agreement or plan of the Company (in the aggregate "Total Payments") would constitute an "excess parachute payment," then the payments to be made to the Executive under this Agreement shall be reduced as provided in Section 4.1(b) such that the value of the aggregate Total

                  Payments that the Executive is entitled to receive shall be the maximum amount which the Executive may receive without becoming subject to the tax imposed by Section 4999 of the Code. However, the payments to be made to the Executive under this Agreement shall not be reduced if this results in the Executive receiving a greater net benefit than the Executive would have received had a reduction not occurred and an excise tax been paid pursuant to Code Section 4999.

                  For purposes of this Agreement, the terms "excess parachute payment" and "parachute payments" shall be valued as provided in the Code and regulations.

         (b)      Procedure for Establishing Limitation on Termination Payment.

                  (i) Within sixty (60) days following delivery of the Notice of Termination (as described in Section 2.6) or notice by the Company to the Executive of its belief that there is a payment or benefit due the Executive which will result in an "excess parachute payment" as defined in Section 28OG of the Code, the Executive and the Company, at the Company's expense, shall obtain the opinion of such legal counsel, which need not be unqualified, as the Executive may choose, which sets forth: (i) the amount of the Executive's "annualized includible compensation for the base period" (as defined in Code Section 28OG(d)(1)); (ii) the present value of the Total Payments; and (iii) the amount and present value of any "excess parachute payment." The opinion of such legal counsel shall be supported by the opinion of a certified public accounting firm and, if necessary, a firm of recognized executive compensation consultants. Such opinion shall be binding upon the Company and the Executive.

                  (ii) If such opinion determines that there would be an "excess parachute payment" and the Severance Benefits are to be reduced in accordance with Section 4.1(a), the Severance Benefits hereunder or any other payment determined by such counsel to be includible in Total Payments shall be reduced or eliminated as specified by the Executive in writing delivered to the Company within thirty (30) days of the Executive's receipt of such opinion, or, if the Executive fails to so notify the Company, then as the Company shall reasonably determine.

                  (iii) The provisions of this Section 4.1 (b), including the calculations, notices, and opinion provided for herein shall be based upon the conclusive presumption that: (i) the compensation and benefits provided for in Section 2.2, and (ii) any other compensation earned prior to the Effective Date of Termination by the Executive pursuant to the Company's compensation programs (if such payments would have been made in the future in any event, even though the timing of such payment is triggered by the Change-in-Control), are reasonable.

4.2. Subsequent Imposition of Excise Tax. If, notwithstanding compliance with the provisions of Sections 4.1(a), and 4.1(b), it is ultimately determined by a court or pursuant to a final determination by the Internal Revenue Service that any portion of the total payments is considered to be a "parachute payment," subject to excise tax under
         Section 4999 of the Code, which was not contemplated to be a "parachute payment" at the time of payment (so as to accurately determine whether a limitation should have been applied to the total payments to maximize the net benefit to the Executive, as provided in Section 4.1 (b)), the Executive shall be entitled to receive a lump sum cash payment sufficient to place the Executive in the same net after-tax position, computed by using the Executive's marginal total tax rate for the year in which the payment contemplated under this Section 4.2 is made.

                   Article 5. The Company's Payment Obligation

5.1.     Payment Obligations Absolute.

         (i) The Company's obligation to pay or provide Severance Benefits shall be absolute and unconditional, and shall not be affected by any circumstances, including, without limitation, any offset, counterclaim, recoupment, defense, or other right which the Company may have against the Executive or anyone else. All Severance Benefits paid or provided by the Company shall be final, and the Company shall not seek to recover all or any part of such Severance Benefit from the Executive or from whomsoever may be entitled thereto, for any reasons whatsoever except as may be consistent with Section 2.2(d); and

         (ii) The Executive shall not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under any provision of this Agreement, and the obtaining of any such other employment shall in no event effect any reduction of the Company's obligations to make the payments and arrangements required to be made under this Agreement, except to the extent provided in Section 2.2(d).

5.2. Contractual Rights to Severance Benefits. This Agreement establishes and vests in the Executive a contractual right to the Severance Benefits to which the Executive is entitled hereunder. However, nothing herein contained shall require or be deemed to require, or prohibit or be deemed to prohibit, the Company to segregate, earmark, or otherwise set aside any funds or other assets, in trust or otherwise, to provide for any payments to be made or required hereunder.

                          Article 6. Term of Agreement

6.1 Term. This Agreement will commence on the Effective Date and shall continue in effect for eighteen (18) months, the last day of which shall be the "Expiration Date." However, at the end of such eighteen
         (18) month period and, if extended, at the end of each additional year thereafter, the term of this Agreement shall be extended automatically for one (1) additional year, unless the Committee delivers written notice three (3) months prior to the end of such term, or extended term, to the Executive, that the Agreement will not be extended. In such case, the Agreement will terminate at the end of the term, or extended term, then in progress.

         However, in the event a Change-in-Control occurs during the original or any extended term, this Agreement will remain in effect for the longer of: (i) eighteen (18) months beyond the month in which such Change-in-Control occurred; or (ii) until all obligations of the Company hereunder have been fulfilled, and until all benefits required hereunder have been paid to the Executive.

                      Article 7. Arbitration and Legal Fees

7.1. Arbitration. The Executive and the Company agree to have any dispute or controversy arising under or in connection with this Agreement settled by arbitration, conducted before an arbitrator or panel of arbitrators selected in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the award of the arbitrator in any court having proper jurisdiction. The Executive and the Company agree that any decision rendered in any such arbitration proceeding shall be final and binding and that each of the parties waives their rights to seek remedies in court, including the right to jury trial.

7.2. Payment of Expenses and Legal Fees. All expenses of such arbitration, including the fees and expenses of the counsel for the Executive and the Company, shall be borne by the Company and/or the Executive in the amount determined by the arbitrator.

                              Article 8. Successors

8.1 Company's Successors. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) of all or substantially all the business and/or assets of the Company or of any division or subsidiary thereof to expressly assume and agree to perform the Company's obligations under this Agreement in the same manner and to the same extent that the Company would be required to perform them if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effective date of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from the Company or successor entity in the same amount and on the same terms as the Executive would be entitled to hereunder if the Executive had terminated the Executive's employment with the Company voluntarily for Good Reason. Except for the purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Effective Date of Termination.

 8.2 Executive's Successors. This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If the Executive should die while any amount would still be payable to the Executive hereunder had the Executive continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement, to the Executive's Beneficiary. If the Executive has not named a Beneficiary, then such amounts shall be paid to the Executive's devisee, legatee, or other designee, or if there is no such designee, to the Executive's estate.

                            Article 9. Miscellaneous

9.1. Employment Status. The Executive and the Company acknowledge that, except as may be provided under any other agreement between the Executive and the Company, the employment of the Executive by the Company is "at will," and, prior to the effective date of a Change-in-Control, may be terminated by either the Executive or the Company at any time. Upon a termination of the Executive's employment prior to the effective date of a Change-in- Control, there shall be no further rights under this Agreement; provided, however, that if such an employment termination shall arise in connection with, or in anticipation of, a Change-in-Control, then the Executive's rights shall be the same as if the termination had occurred within eighteen (18) months following a Change-in-Control.

9.2. Beneficiaries. The Executive may designate one or more persons or entities as the primary and/or contingent Beneficiaries of any Severance Benefits owing to the Executive under this Agreement. Such designation must be in the form of a signed writing acceptable to the Committee. The Executive may make or change such designation at any time.

9.3. Entire Agreement. This Agreement contains the entire understanding of the Company and the Executive with respect to the subject matter hereof. However, this Agreement shall be in addition to the provisions set forth in the Executive's post-employment consulting agreement, dated September 10, 1996, regarding the Executive's entitlement to payments for the promise to render consulting services for a period of time following termination of employment.

9.4. Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the plural shall include the singular, and the singular shall include the plural.

9.5. Severability. In the event any provision of this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Agreement, and the Agreement shall be construed and enforced as if the illegal or invalid provision had not been included. Further, the captions of this Agreement are not part of the provisions hereof and shall have no force and effect.

9.6. Modification. No provision of this Agreement may be modified, waived or discharged unless such modification, waiver, or discharge is agreed to in writing and signed by the Executive and by authorized member of the Committee, or by the respective parties' legal representatives and successors.

9.7. Applicable Law. To the extent not preempted by the laws of the United States, the laws of the state of Texas shall be the controlling law in all matters relating to this Agreement.


IN WITNESS WHEREOF, the parties have executed this Agreement on this _____ day of __________________, 1997.


-------------------------------------

ATTEST:   Equity Corporation International

(Corporate Seal)

By:                                    By:
   ---------------------------------      ---------------------------------